Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FOURTH QUARTER 2014 RESULTS

DALLAS – January 28, 2015 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Generated earnings of $33.5 million or $0.31 per diluted common share
•	Paid common dividend of $0.34 per common share
•	Financing spreads on residential mortgage investments increased one basis point to 1.10%
•	Mortgage prepayments decreased 160 basis points to an annualized constant prepayment rate, or CPR, of 17.58%
•	Book value decreased $0.08 to $12.52 per common share
•	Agency-guaranteed ARM portfolio and leverage ended the quarter at $13.91 billion and 8.59 times long-term investment capital, respectively

Capstead reported net income of $33.5 million or $0.31 per diluted common share for the quarter ended December 31, 2014.  This compares to net income of $32.4 million or $0.30 per diluted common share for the quarter ended September 30, 2014.  The Company paid a fourth quarter 2014 dividend of $0.34 per common share on January 20, 2015.

Fourth Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  This strategy differentiates the Company from its peers because ARM loans underlying its investment portfolio can reset to more current interest rates within a relatively short period of time.  This positions the Company to benefit from a potential recovery in financing spreads that typically contract during periods of rising interest rates and can result in smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM and fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements and a shorter duration generally indicates less interest rate risk.

For the quarter ended December 31, 2014, the Company reported net interest margins related to its residential mortgage investments of $38.2 million compared to $37.8 million for the quarter ended September 30, 2014.  Most of the increase in net interest margins is attributable to higher average portfolio balances.  Financing spreads on residential mortgage investments averaged 1.10% during the fourth quarter, an increase of one basis point from financing spreads earned during the third quarter.   This reflects higher portfolio yields resulting from lower mortgage prepayments being largely offset by higher borrowing costs.  Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings (referred to as repo borrowing rates), adjusted for currently-paying interest rate swap agreements held for hedging purposes.

Yields on Capstead’s residential mortgage investments averaged 1.66% during the fourth quarter of 2014, an increase of six basis points from yields reported for the third quarter.  This increase is primarily due to a $2.1 million decrease in investment premium amortization largely as a result of a 160 basis points decline in average mortgage prepayment rates to 17.58% CPR from 19.18% CPR reported for the third quarter.  The decrease in mortgage prepayments largely reflects seasonal factors.

The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the indicated periods (dollars in thousands):

	Quarter Ended December 31, 2014	Year Ended December 31, 2014
Residential mortgage investments, beginning of period	$13,722,281	$13,475,874
Increase in unrealized gains on securities classified as available-for-sale	4,818	27,283
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.41% and 2.44%, respectively	896,828	3,191,256
Investment premiums on acquisitions	32,024	116,707
Portfolio runoff (principal amount)	(721,688)	(2,801,144)
Investment premium amortization	(26,159)	(101,872)
Residential mortgage investments, end of period	$13,908,104	$13,908,104
Increase in residential mortgage investments during the indicated periods	$185,823	$432,230

Capstead’s repurchase arrangements and similar borrowings totaled $12.81 billion at December 31, 2014 with 27 counterparties at interest rates averaging 0.38%, before adjustment for interest rate swap agreements held for hedging purposes.  Repo borrowing rates averaged 0.36% during the fourth quarter of 2014, four basis points higher than average rates reported for the third quarter, largely due to market pressures on year-end repo borrowing rates and greater use of longer-dated borrowings.

After adjusting for currently-paying interest rate swap agreements, portfolio financing-related borrowing rates averaged 0.56% during the fourth quarter of 2014, five basis points higher than during the third quarter.  During the fourth quarter $500 million notional amount of swap agreements requiring fixed rate interest payments averaging 0.58% matured, while $800 million notional amount of previously-acquired forward-starting swap agreements requiring fixed rate interest payments averaging 0.66% moved into current-pay status.  Total portfolio financing-related swap agreements held by the Company decreased by $100 million quarter-over-quarter to $7.70 billion notional amount with average contract expirations of 12 months at year-end.  Variable payments that are received by the Company under portfolio financing-related swap agreements typically are based on one-month LIBOR and offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

Capstead remains a clear leader among its mortgage REIT peers in terms of operating efficiency.  Total operating costs, expressed as an annualized percentage of long-term investment capital, averaged 0.71% and 0.83% during the fourth quarter and for all of 2014, respectively.  This compares to an average of 0.89% for all of 2013.

Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $100 million of long-term unsecured borrowings, declined $5.0 million during the fourth quarter to end the year at $1.49 billion.  Portfolio leverage (related borrowings divided by long-term investment capital) increased from 8.52 to one at September 30, 2014 to 8.59 to one at December 31, 2014.  The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by common shares outstanding) for the quarter and year ended December 31, 2014:

	Quarter Ended December 31, 2014		Year Ended December 31, 2014
Book value per common share, beginning of period	$12.60		$12.47
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	0.05		0.28
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Borrowings under repurchase arrangements	–		0.06
Unsecured borrowings	(0.10)		(0.26)
	(0.05)	(0.4)%	0.08	0.6%
Dividend distributions in excess of earnings together with the effects of other capital transactions	(0.03)	(0.2)%	(0.03)	(0.2)%
Book value per common share, end of period	$12.52		$12.52

(Decrease) increase in book value per common share during the indicated periods	$(0.08)	(0.6)%	$0.05	0.4%

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share.  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels generally within five years.

Because of these characteristics, the fair value of Capstead’s portfolio is less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM and/or fixed-rate loans.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Declines in mortgage prepayments during the fourth quarter were not as pronounced as anticipated and borrowing costs were higher than expected as well.  Consequently, while we did pick up six basis points in yield attributable to lower investment premium amortization resulting from lower mortgage prepayments, most of this improvement was offset by higher repo borrowing rates due largely to temporary year-end rate pressures as well as greater use of longer-dated repo borrowings and higher interest rate swap costs.

“Future levels of mortgage prepayments will be key to our portfolio yields and operating results in the coming quarters, and will be influenced by the availability of mortgage financing at attractive terms and the health of the housing markets, as well as routine seasonal factors.  Recent declines in longer-term U.S. Treasury rates, if sustained, could put downward pressure on mortgage interest rates, leading to higher mortgage prepayment levels.

 “Repo market conditions remain healthy with 30- to 90-day repo rates receding from higher levels experienced in the fourth quarter.  Additionally, opportunities are increasingly available to secure longer-term, committed financing into late 2016 and early 2017 at attractive rates.  Our future borrowing rates will be dependent on market conditions, including the availability of longer-term borrowings and interest rate swap agreements at attractive rates.

“Our book value was little changed during the fourth quarter, declining less than one percent, or $0.08 per outstanding common share, to $12.52.  Interest rate swap agreements held as hedges for our $100 million in long-term unsecured borrowings contributed $0.10 to this decline and another $0.03 was returned to stockholders with the $0.34 fourth quarter common dividend.  Partially offsetting these declines were higher unrealized portfolio gains, which contributed $0.05 to book value this quarter.  We increased the portfolio modestly during the quarter to $13.91 billion, contributing to an increase in portfolio leverage to 8.59 to one at year-end from 8.52 to one at September 30, 2014.  We are very comfortable with this level of leverage given the current health and breadth of the financing market for agency-guaranteed mortgage securities and the composition of our portfolio.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 29, 2015 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days.  The audio replay will be available one hour after the end of the conference call through March 31, 2015.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10058915.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for May 27, 2015.  The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on March 28, 2015 and the proxy statement and annual report will be mailed to stockholders on or about April 16, 2015.

The Company’s 2015 common share dividend calendar has been set as follows:

Scheduled 2015 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 12	March 31	April 17
Second	June 11	June 30	July 20
Third	September 10	September 30	October 20
Fourth	December 10	December 31	January 20, 2016

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	other changes in legislation or regulation affecting the mortgage and banking industries;

•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios and per share amounts)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
Residential mortgage investments ($13.48 and $13.12 billion pledged under repurchase arrangements at December 31, 2014 and December 31, 2013, respectively)	$13,908,104	$13,475,874
Cash collateral receivable from interest rate swap counterparties	53,139	25,502
Interest rate swap agreements at fair value	1,657	5,005
Cash and cash equivalents	307,526	413,356
Receivables and other assets	118,643	96,231
	$14,389,069	$14,015,968
Liabilities
Repurchase arrangements and similar borrowings	$12,806,843	$12,482,900
Interest rate swap agreements at fair value	27,034	11,304
Unsecured borrowings	100,000	100,000
Common stock dividend payable	34,054	30,872
Accounts payable and accrued expenses	30,367	25,109
	12,998,298	12,650,185
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 7,618 and 6,861 shares issued and outstanding ($190,454 and $171,521 aggregate liquidation preference) at December 31, 2014 and December 31, 2013, respectively	183,936	165,756
Common stock - $0.01 par value; 250,000 shares authorized: 95,848 and 95,807 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	958	958
Paid-in capital	1,325,340	1,329,792
Accumulated deficit	(346,885)	(349,866)
Accumulated other comprehensive income	227,422	219,143
	1,390,771	1,365,783
	$14,389,069	$14,015,968
Long-term investment capital (Consists of stockholders’ equity and $100 million in long-term, unsecured borrowings) (unaudited)	$1,490,771	$1,465,783
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.59:1	8.52:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$12.52	$12.47

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Interest income:
Residential mortgage investments	$56,350	$58,454	$226,749	$215,137
Other	99	55	315	322
	56,449	58,509	227,064	215,459
Interest expense:
Repurchase arrangements and similar borrowings	(18,107)	(15,392)	(65,155)	(66,368)
Unsecured borrowings	(2,122)	(2,176)	(8,488)	(8,736)
	(20,229)	(17,568)	(73,643)	(75,104)
	36,220	40,941	153,421	140,355
Other revenue (expense):
Salaries and benefits	(996)	(1,058)	(4,112)	(3,962)
Short-term incentive compensation	(565)	(1,353)	(2,115)	(3,566)
Long-term incentive compensation	(201)	(469)	(2,075)	(1,813)
Other general and administrative expense	(929)	(1,094)	(4,157)	(4,476)
Miscellaneous other revenue (expense)	(55)	(49)	(142)	(300)
	(2,746)	(4,023)	(12,601)	(14,117)
Income before equity in earnings of unconsolidated affiliates	33,474	36,918	140,820	126,238
Equity in earnings of unconsolidated affiliates	–	55	–	249
Net income	$33,474	$36,973	$140,820	$126,487
Net income available to common stockholders:
Net income	$33,474	$36,973	$140,820	$126,487
Less dividends on preferred shares	(3,565)	(3,211)	(13,781)	(17,536)
Less redemption preference premiums paid	–	–	–	(19,924)
	$29,909	$33,762	$127,039	$89,027

Net income per common share:
Basic	$0.31	$0.35	$1.33	$0.93
Diluted	0.31	0.35	1.33	0.93

Weighted average common shares outstanding:
Basic	95,411	95,276	95,391	95,173
Diluted	95,674	95,454	95,629	95,393

Cash dividends declared per share:
Common	$0.34	$0.31	$1.36	$1.24
Series A Preferred	–	–	–	0.72
Series B Preferred	–	–	–	0.57
Series E Preferred	0.47	0.47	1.88	1.26

CAPSTEAD MORTGAGE CORPORATION
CONDENSED QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS
(unaudited)

	2014				2013
	Q4	Q3	Q2	Q1	Q4
Condensed Quarterly Statements of Income:
(in thousands, except per share amounts)

Interest income on residential mortgage investments (before investment premium amortization)	$82,509	$82,146	$82,233	$81,733	$83,254
Investment premium amortization	(26,159)	(28,284)	(25,141)	(22,288)	(24,800)
Related interest expense	(18,107)	(16,099)	(15,542)	(15,407)	(15,392)
	38,243	37,763	41,550	44,038	43,062
Other interest income (expense) (a)	(2,023)	(2,044)	(2,045)	(2,061)	(2,066)
	36,220	35,719	39,505	41,977	40,996
Salaries and benefits	(996)	(999)	(985)	(1,132)	(1,058)
Short-term incentive compensation	(565)	(613)	(397)	(540)	(1,353)
Long-term incentive compensation	(201)	(624)	(624)	(626)	(469)
Other general and administrative expense	(929)	(1,058)	(967)	(1,203)	(1,094)
Miscellaneous other revenue (expense)	(55)	(34)	32	(85)	(49)
	(2,746)	(3,328)	(2,941)	(3,586)	(4,023)
Net income	$33,474	$32,391	$36,564	$38,391	$36,973
Net income per diluted common share	$0.31	$0.30	$0.35	$0.37	$0.35
Average diluted common shares outstanding	95,674	95,677	95,626	95,538	95,454
Select Operating Statistics:
(dollars in millions, percentages annualized)
Average portfolio outstanding (cost basis)	$13,597	$13,457	$13,384	$13,254	$13,413
Average long-term investment capital (“LTIC”)	1,508	1,510	1,498	1,485	1,474
Financing spreads on residential mortgage investments	1.10%	1.09%	1.22%	1.30%	1.25%
Constant prepayment rate (“CPR”)	17.58	19.18	17.22	15.16	17.14
Operating costs as a percentage of LTIC	0.71	0.87	0.80	0.96	1.07
Return on common equity capital	9.68	9.32	10.82	11.70	11.07

(a)	Consists principally of interest on unsecured borrowings and is presented net of earnings of related statutory trusts prior to their dissolution in December 2013.

CAPSTEAD MORTGAGE CORPORATION
QUARTERLY FINANCING SPREAD ANALYSIS
(unaudited, annualized)

	2014				2013
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Yields on residential mortgage investments: (a)
Cash yields	2.43%	2.44%	2.46%	2.46%	2.48%	2.50%	2.52%	2.57%
Investment premium amortization	(0.77)	(0.84)	(0.75)	(0.67)	(0.74)	(1.14)	(0.99)	(0.84)
Adjusted yields	1.66	1.60	1.71	1.79	1.74	1.36	1.53	1.73
Related borrowing rates: (b)
Repo borrowing rates	0.36	0.32	0.32	0.34	0.38	0.37	0.39	0.41
Fixed swap rates	0.51	0.50	0.49	0.50	0.52	0.59	0.65	0.71
Adjusted borrowing rates	0.56	0.51	0.49	0.49	0.49	0.49	0.53	0.58
Financing spreads on residential mortgage investments	1.10	1.09	1.22	1.30	1.25	0.87	1.00	1.15
CPR	17.58	19.18	17.22	15.16	17.14	25.49	23.12	20.05

(a)
Cash yields are based on the cash component of interest income.  Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments.  Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(b)
Repo borrowing rates represent average rates on repurchase agreements and similar borrowings, before consideration of related currently-paying interest rate swap agreements.  One- to three-month repo borrowing rates increased 2 basis points to average 0.33% during the fourth quarter of 2014 and the Company entered into $1.78 billion in 12- to 18-month repo borrowings at average rates of 0.56% during the latter half of 2014.

Fixed swap rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements used for portfolio hedging purposes and exclude differences between LIBOR-based variable-rate payments received on these swaps and repo borrowing rates, as well as the effects of any hedge ineffectiveness.  These factors equated to 21, 16, 17 and 18 basis points on the average currently-paying swap notional amount outstanding for the fourth, third, second and first quarters of 2014, respectively.

Adjusted borrowing rates reflect repo borrowing rates, fixed swap rates and the above mentioned factors, calculated on average related borrowings outstanding for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures.

	2014				2013
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Financing spreads on residential mortgage investments	1.10%	1.09%	1.22%	1.30%	1.25%	0.87%	1.00%	1.15%
Impact of yields on other interest-earning assets*	(0.05)	(0.04)	(0.05)	(0.04)	(0.03)	(0.02)	(0.05)	(0.05)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.07)	(0.06)	(0.07)	(0.07)	(0.07)	(0.06)	(0.06)	(0.06)
Total financing spreads	0.98	0.99	1.10	1.19	1.15	0.79	0.89	1.04

*
Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties.  Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION
FAIR VALUE ANALYSIS
(in thousands, unaudited)

	December 31, 2014					December 31, 2013
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,855,002	$155,156	$6,010,158	$6,214,195	$204,037	$196,358
Longer-to-reset ARMs	4,375,417	173,625	4,549,042	4,586,137	37,095	15,627
Fixed-rate	31	–	31	32	1	3
Ginnie Mae securities:
Current-reset ARMs	1,599,052	53,800	1,652,852	1,661,648	8,796	11,515
Longer-to-reset ARMs	1,384,607	50,111	1,434,718	1,437,520	2,802	1,945
	$13,214,109	$432,692	$13,646,801	$13,899,532	$252,731	$225,448
Interest rate swap positions (c)			$7,800,000	$(25,377)	$(25,309)	$(6,305)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $4 million and unsecuritized investments in residential mortgage loans with a cost basis of $5 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 12 of this release for further information).

(c)	To help mitigate exposure to higher interest rates, Capstead typically uses currently-paying and forward-starting one-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms. Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of December 31, 2014, these swap positions had the following characteristics:

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying contracts:
First quarter 2015	$1,100,000	0.50%	$(312)	$(301)
Second quarter 2015	200,000	0.43	(208)	(197)
Third quarter 2015	400,000	0.47	(612)	(603)
Fourth quarter 2015	1,200,000	0.45	(1,564)	(1,532)
First quarter 2016	1,700,000	0.51	(2,739)	(2,707)
Second quarter 2016	1,100,000	0.47	(239)	(230)
Third quarter 2016	700,000	0.56	24	28
Fourth quarter 2016	800,000	0.66	291	274
(average expiration: 12 months)	7,200,000	0.51	(5,359)	(5,268)
Forward-starting contracts:
First quarter 2017
(average expiration: 24 months)	500,000	0.72	684	661
(average expiration: 12 months) expiration:	$7,700,000		$(4,675)	$(4,607)
Forward-starting contracts expiring in 2035 and 2036 related to unsecured borrowings	$100,000	4.09	$(20,702)	$(20,702)

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related borrowings had durations as of December 31, 2014 of approximately 11¼ and 9 months, respectively, for a net duration gap of approximately 2¼ months.  Duration is a measure of market price sensitivity to changes in interest rates, and a shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of December 31, 2014)
(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$4,362,189	2.26%	2.14%	1.70%	3.28%	9.93%	5.6
Freddie Mac Agency Securities	1,647,969	2.38	2.23	1.82	2.35	10.27	7.0
Ginnie Mae Agency Securities	1,652,852	2.46	1.62	1.51	1.06	8.48	8.1
Residential mortgage loans	3,059	3.38	2.23	2.03	1.57	10.98	4.7
	7,666,069	2.33	2.05	1.69	2.60	9.69	6.4
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,607,355	2.78	2.25	1.69	4.42	7.79	38.3
Freddie Mac Agency Securities	1,941,687	2.85	2.30	1.74	3.72	7.92	41.7
Ginnie Mae Agency Securities	1,434,718	2.83	1.62	1.51	1.10	7.91	38.8
	5,983,760	2.82	2.11	1.66	3.40	7.86	39.5
	$13,649,829	2.54	2.08	1.68	2.95	8.89	20.9

Gross WAC (rate paid by borrowers) (d)		3.15

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. At December 31, 2014, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM securities was 103.27. This table excludes $2 million in fixed-rate Agency Securities, $2 million in fixed-rate residential mortgage loans and $2 million in private residential mortgage pass-through securities held as collateral for structured financings.

(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or were not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less related current net WAC, for ARM securities subject only to lifetime caps. At year-end, 69% of current-reset ARMs were subject to periodic caps averaging 1.80%; 20% were subject to initial caps averaging 2.66%; 10% were subject to lifetime caps, less related current net WAC, averaging 7.69%; and 1% were not subject to a cap. All longer-to-reset ARM securities at December 31, 2014 were subject to initial caps.

(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.